Exhibit 10.4

Notary Public:

You are hereby requested in your capacity as Notary Public to enter in your Register of Public Deeds one evidencing the Addendum (the “Addendum”) to the Long-Term Loan Agreement (the “Agreement”) executed by:

(i)

BANCO BBVA PERÚ, identified by Tax ID Number (RUC) 20100130204, with principal place of business at Avenida República de Panamá No. 3055, district of San Isidro, province and department of Lima, acting by and through Frank Erick BABARCZY RODRÍGUEZ, holder of National Identity Card (DNI) No. 09339170, and Rurth Anabelí GONZÁLEZ VELAPATIÑO, holder of National Identity Card (DNI) No. 09644142, as per powers of attorney registered in Electronic Card No. 11014915 of the Registry of Companies in and for Lima (hereinafter referred to, without distinction, as the “Bank” or the “Lender”); and

(ii)

CAMPOSOL S.A., identified by Tax ID Number (RUC) 20340584237, with principal place of business at Av. El Derby 250 - Piso 4, Urb. El Derby de Monterrico, district of Santiago de Surco, acting by and through Andrés Daniel COLICHÓN SAS, holder of National Identity Card (DNI) No. 07866431, and Milagritos Tatiana OLIVERO GROPPO, holder of National Identity Card (DNI) No. 09533596, as per powers of attorney registered in Electronic Card No. 11009728 of the Registry of Companies in and for Lima (hereinafter, the “Borrower”).

SECTION ONE: RECITALS

By Public Deed dated November 12, 2019, executed before Eduardo Laos de Lama, Attorney-at-Law and Notary Public in and for Lima (KARDEX 299908), the Bank granted a loan to Camposol in the amount of USD 11,000,000.00 (Eleven Million and 00/100 Dollars) in order to repay its financial liabilities.

By Public Deed dated November 26, 2019, executed before Eduardo Laos de Lama, Attorney-at-Law and Notary Public in and for Lima, the Parties executed a first addendum to the Agreement, as per the terms and conditions set forth in Section Two of the Addendum.

SECTION TWO: AMENDMENTS TO THE AGREEMENT

2.1	The Parties agree to delete the definitions of “Total Debt” and “Net Equity” of Section 1.01 “DEFINITIONS” of the Agreement.

2.2	The Parties agree to amend the definitions of “Net Capex”, “Financial Debt”, “EBITDA” and “Financial Expenses” contained in Section 1.01 “DEFINITIONS” of the Agreement, which shall read as follows:

“Net Capex”: It means any capital investment related to the acquisition, maintenance, improvement and/or replacement of fixed assets or other similar transactions that are reflected in the “fixed assets” account of the cash flow statement, as defined in the IFRS, less the debt, having a term longer than one year, assumed by CSOL Holding Ltd. and its subsidiaries in order to make this capital investment.

“Financial Debt”: It means all the payment obligations towards financial or capital market institutions (including sureties or guarantees), as well as any other payment obligation accruing interest (except for the accounts payable to commercial suppliers assumed by CSOL Holding Ltd. and its subsidiaries and the operating leases, according to IFRS 16).

“EBITDA”: It means, for any period, (i) the operating income plus (ii) the charges corresponding to depreciation and amortization less other income and expenditure and other non-cash adjustments, as they appear in the reconciliation of the cash flow statement of CSOL Holding Ltd. and its subsidiaries, according to the IFRS.

“Financial Expenses”: It means, for any period, the total amount of (i) interest expenses, and (ii) the portion corresponding to the interest of the financial lease installments, as shown in the income statement of CSOL Holding Ltd. and its subsidiaries, prepared in accordance with the IFRS.

2.3	The Parties agree to insert the definitions of “Cash” and “Net Financial Debt” in Section 1.01 “DEFINITIONS”, as detailed below:

“Cash”: It means the cash and cash equivalents shown in the Balance Sheet of the Financial Statements.

“Net Financial Debt”: It means Financial Debt less Cash.

2.4	The Parties agree to amend Section 5.01, paragraph “A”, to read as follows:

“SECTION 5.01: AFFIRMATIVE COVENANTS

The Borrower assumes, specifically towards the Bank, for as long as any amount established in the Agreement remains unpaid, the following affirmative covenants (unless otherwise authorized by the Bank expressly and in writing, in which case the Bank shall notify its decision within a term not to exceed five (5) Business Days after receiving the Borrower’s request, which must not be unreasonably denied or delayed; upon expiry of the above-mentioned term, the request shall be understood to have been denied):

(a)	Provide the Bank with the following documentation:

(i)	Audited and consolidated annual financial statements (including CSOL Holding Ltd. and its Subsidiaries) within a term of one hundred twenty (120) calendar days after the close of each fiscal year.

(ii)

Consolidated quarterly financial statements (including CSOL Holding Ltd. and its Subsidiaries) within a term of sixty (60) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of the Agreement.

(iii)

The Certificate of Compliance with the Affirmative Covenants, Negative Covenants and Financial Obligations, in the form and substance contained in Exhibit VI, within a term of sixty (60) calendar days after March 31, June 30, September 30, and December 31 during the term of the Agreement.”

2.5	The Parties agree to amend in full Section 5.03 “FINANCIAL OBLIGATIONS” to read as follows:

“SECTION 5.03: FINANCIAL OBLIGATIONS

The Borrower assumes, specifically towards the Bank, for as long as any amount owed to the Bank under the Agreement and/or the Loan Documents remains unpaid, the following financial obligations:

1.	Debt Ratio less than or equal to 3.50x during the entire term of the Agreement.

2.	Debt Service Coverage Ratio greater than or equal to 1.25x.

In order to calculate these Financial Obligations, the following must be taken into account:

Debt Ratio: Defined as Net Financial Debt to EBITDA.

Debt Service Coverage Ratio: Defined as EBITDA to Debt Service, measured as the current portion of long-term debt plus Financial Expenses.

The fulfillment of the above-mentioned financial obligations shall be verified by the Bank in each quarter ended March 31, June 30, September 30, and December 31. For purposes of calculating the Financial Obligations, the figures shown in the Borrower’s Consolidated Income Statement (including CSOL Holding and its Subsidiaries) for the last four quarters prior to the close date of each quarter, as well as the figures shown in the consolidated Balance Sheet as of such date.”

SECTION THREE: SUBSISTENCE OF PROVISIONS

All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed in the city of Lima in two (02) counterparts this 25th day of September, 2020.

BBVA

/s/ Ruth Anabelí González Velapatiño

Ruth Anabelí González Velapatiño

/s/ Frank Erick Babarczy Rodríguez

Frank Erick Babarczy Rodríguez

CAMPOSOL S.A.

/s/ Andrés Daniel Colichón Sas

Andrés Daniel Colichón Sas

/s/ Milagritos Tatiana Olivero Groppo

Milagritos Tatiana Olivero Groppo

LAOS DE LAMA NOTARY’S OFFICE

Kardex No. 312030

Preliminary agreement (minuta) No.

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